Exhibit 3.3

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF

MAGELLAN PETROLEUM CORPORATION

Magellan Petroleum Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation held on February 2, 2009, resolutions were duly adopted setting forth two proposed amendments of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), declaring said amendments to be advisable and providing that said amendments be submitted to the stockholders of the Corporation for consideration thereof at the 2008 annual meeting of the stockholders of the Corporation to be held on May 27, 2009. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, effective December 31, 2009, the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by repealing Article thereof numbered “TWELFTH” and inserting in place of said Article the following “[Reserved]”.

RESOLVED, that, effective December 31, 2009, the Restated Certificate of Incorporation of the Corporation be, and it hereby is, amended by amending the Article thereof numbered “FOURTEENTH” so that, as amended, said Article shall read in its entirety as follows:

The By-Laws of this corporation may be altered, amended or repealed by the vote of a majority of the directors at any regular or special meeting of the board; provided notice of such proposed alteration, amendment or repeal shall have been included in the notice of such meeting, or shall have been waived in writing by all the directors, or at any regular or special meeting of the board at which all of the directors are present, without such notice or waiver of notice. Notwithstanding any other provision in the Certificate of Incorporation to the contrary and subject to the rights of the holders of any series of Preferred Stock then outstanding, the By-Laws of this corporation may also be altered, amended or repealed by the stockholders at any regular or special meeting called for that purpose by the favorable vote of sixty-six and two-thirds percent (66  2/3%) of the voting power of all outstanding voting stock of the corporation generally entitled to vote at such meeting.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the 2008 annual meeting of the stockholders of the Corporation held on May 27, 2009, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares and shareholders as required by statute and by the Restated Certificate were voted and voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be signed this 15th day of October, 2009.

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President and Chief Executive Officer